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January 22, 1996



IDS Tax-Exempt Bond Fund, Inc.
IDS Tower 10
Minneapolis, MN  55440

I have examined the Articles of Incorporation and the By-Laws of the Company and all necessary certificates, permits, minute books, documents and records of the Company and the applicable statutes of the State of Minnesota, and it is my opinion:

(a) That the Company is a corporation duly organized and existing under the laws of the State of Minnesota with an authorized capital stock of 10,000,000,000 shares, all of $.01 par value, that such shares may be issued as full or fractional shares and that on November 30, 1995, 289,603,984 shares were issued and outstanding;

(b) That all of such authorized shares are, under the laws of the State of Minnesota, redeemable as provided in the Articles of Incorporation of the Company and upon redemption shall have the status of authorized and unissued shares;

(c) That the Company now proposes to register an additional 6,753,947 shares by post-effective amendment, pursuant to Rule 24e-2 of the Investment Company Act of 1940, and that when sold at not less than their par value and in accordance with applicable federal and state securities laws such shares will be legally issued, fully paid and non-assessable.

I hereby consent that the foregoing opinion may be used in connection with the post-effective amendment to your registration statement to be filed by you pursuant to Section 24(e) of the Investment Company Act of 1940, as amended for the purpose of increasing the shares of capital stock, the securities specified therein, as proposed to be offered.

Very truly yours,



Leslie L. Ogg
Attorney at Law
901 S. Marquette Ave., Suite 2810
Minneapolis, Minnesota  55402-3268